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                                                                    EXHIBIT 2.05

                           EMPLOYEE MATTERS AGREEMENT

                  THIS EMPLOYEE MATTERS AGREEMENT (this "Agreement") is entered into as of December 5, 2003, between Xcel Energy Inc. ("Xcel"), a Minnesota corporation, and NRG Energy, Inc. ("NRG"), a Delaware corporation.

                  WHEREAS, on May 14, 2003, NRG and certain related entities (the "Debtors") filed voluntary petitions for relief under Section 301 of Title 11, United States Code, 11 U.S.C. Section 101, et seq., as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

                  WHEREAS, on October 10, 2003, a joint plan of reorganization of the Debtors (the "Plan of Reorganization") was filed with the Bankruptcy Court, including a proposed settlement between Xcel and NRG (the "Settlement Agreement");

                  WHEREAS, the Settlement Agreement contemplates that the Plan of Reorganization would approve an employee matters agreement pursuant to which various obligations with respect to employees and benefit plans would be allocated between Xcel and NRG as of the "Effective Date" as defined in the Plan of Reorganization (the "Effective Date"); and

                  WHEREAS, in order to carry out the intent of the Settlement Agreement, Xcel and NRG desire to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Wherever used in this Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Settlement Agreement. The singular shall include the plural, unless the context indicates otherwise. Headings of sections are used for convenience of reference only, and in case of conflict, the text of this Agreement, rather than such headings, shall control.

                                   ARTICLE II
                            XCEL ENERGY PENSION PLAN

         2.01 Individuals employed by NRG or any NRG Subsidiary that is a participating employer in the Xcel Energy Pension Plan (the "Pension Plan") as of May 13, 2003 (such individuals being hereinafter referred to as the "Employees") will

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                  continue to be eligible to participate in the Pension Plan until the Effective Date in accordance with the terms thereof, as in effect from time to time, applicable to Employees, including the benefit formulas thereunder in effect as of May 13, 2003, and NRG and any applicable NRG Subsidiary will continue until the Effective Date as participating employers in the Pension Plan.

         2.02 Prior to the Effective Date, NRG and Xcel will take such action as may be determined by Xcel to be necessary or desirable to provide that as of the Effective Date (i) NRG and any applicable NRG Subsidiary will cease to be participating employers in the Pension Plan, (ii) the Employees will no longer actively participate in the Pension Plan, (iii) no Employee who is not a participant in the Pension Plan immediately prior to the Effective Date will be eligible to participate in the Pension Plan and (iv) the Employees' benefits under the Pension Plan will be frozen as of the Effective Date (except as set forth in Section 2.03 below) and Employees will cease to accrue further benefits under the Pension Plan as of the Effective Date.

         2.03 With respect to Employees who, as of the Effective Date, both are employed by NRG or any NRG Subsidiary and are participants in the Pension Plan (the "NRG Participants"), the Pension Plan will provide that service, calculated in accordance with the terms of the Pension Plan, with NRG or any NRG Subsidiary from and after the Effective Date will be credited (i) for vesting purposes under the Pension Plan for NRG Participants not fully vested under the Pension Plan because of a partial termination of the Pension Plan as described below or otherwise, and (ii) for purposes of eligibility for entitlement for commencement or receipt of benefits under the Pension Plan, including, without limitation, for eligibility for commencement or receipt of any early retirement benefits or supplement thereunder. Service with NRG or any NRG Subsidiary on and after the Effective Date will not be credited under the Pension Plan for any other purpose, including, without limitation, benefit accrual purposes. To the extent a partial termination, within the meaning of Section 411(d)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), of the Pension Plan would occur as of the Effective Date, whether as a result of Employees ceasing to be employed by Xcel and its subsidiaries or otherwise, such Employees will become fully vested as of the Effective Date in their frozen benefit under the Pension Plan as and to the extent provided by Section 411(d)(3) of the Code.

         2.04 The frozen benefits to which Employees are entitled under the terms of the Pension Plan, as required to be modified by this Agreement, will be paid to them as and when provided in the Pension Plan. The obligation for such benefits will remain with the Pension Plan, and Xcel and the Pension Plan will have the sole responsibility to fund and provide such benefits.

         2.05 From and after the date hereof, Xcel shall continue to administer, or cause to be administered, the Pension Plan in accordance with its terms as in effect from time to time and applicable law, and Xcel or its delegates shall have the sole and absolute discretion and authority to construe and interpret the Pension Plan, as set

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                  forth therein. Xcel shall not, without first consulting with
                  NRG, amend any material feature of the Pension Plan, except to the extent such amendment (i) would not adversely affect any benefits of the Employees under the Pension Plan or (ii) may be necessary or appropriate, as determined by Xcel, to comply with applicable law and rulings or regulations thereunder.

         2.06 From and after the date hereof and through the Effective Date, NRG shall perform, and shall cause each of the applicable NRG Subsidiaries to perform, with respect to its participation in the Pension Plan as a participating employer, the duties of a participating employer as set forth in the Pension Plan including (without limitation): (i) assisting in the administration of benefit payments, to the extent requested by the administrator of the Pension Plan; (ii) cooperating fully with Pension Plan auditors and Xcel benefit personnel and benefit vendors; and (iii) preserving the confidentiality of all financial arrangements Xcel has or may have with any vendors, administrators, trustees or any other entity or individual with whom Xcel has entered into an agreement relating to the Pension Plan.

                                   ARTICLE III
                         NON-QUALIFIED RETIREMENT PLANS

         3.01 With respect to the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Inc. Nonqualified Pension Plan (collectively, the "NQRPs"), NRG and Xcel will determine prior to the Effective Date the proportion of the obligations owing thereunder as of the Effective Date to individuals employed by NRG or any NRG Subsidiary as of the date hereof ("NRG NQRP Participants") that is legally allocable to Xcel by virtue of the NRG NQRP Participants' prior service with Xcel and/or Northern States Power Company (the "Xcel NQRP Amount"). To the extent Xcel has not previously satisfied such obligation, Xcel will maintain responsibility for payment of the Xcel NQRP Amount to which the NRG NQRP Participants become entitled under the NQRPs, and NRG will have no obligation or liability for payment of such amount.

         3.02 Any excess of (i) the total amount owing to NRG NQRP Participants under the NQRPs over (ii) the Xcel NQRP Amount (the "NRG NQRP Amount") will be reinstated or replaced by NRG under a similar non-qualified retirement plan or plans, developed by NRG in consultation with the Global Steering Committee and the Noteholder Group, that will be subject to approval as part of the Plan of Reorganization. NRG will be solely responsible for payment of the NRG NQRP Amount, and Xcel will have no obligation or liability for payment of such amount under the NQRPs or any replacement plan.

                                   ARTICLE IV
                             PARTICIPANT INFORMATION

                  NRG will provide, or cause to be provided, to Xcel on a timely basis all participant information that is necessary or appropriate for the efficient and accurate

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administration of the Pension Plan with respect to Employees, including, without limitation, information necessary or appropriate to calculate service, as defined in the Pension Plan, with NRG or any NRG Subsidiary from and after the Effective Date and information relating to the termination of employment with NRG and the NRG Subsidiaries after the Effective Date for any reason. Xcel and NRG shall share, or cause to be shared, all information regarding the NQRPs and NRG NQRP Participants to enable Xcel and NRG to determine the Xcel NQRP Amount and the NRG NQRP Amount prior to the Effective Date.

                                   ARTICLE V
                                 INDEMNIFICATION

         5.01 NRG shall, for itself and as agent for each NRG Subsidiary, indemnify and hold Xcel and its directors, officers, employees, affiliates, agents and other representatives harmless from any liability or expense (including reasonable attorneys' fees) resulting from any claims of any nature that relate to, arise out of, or result from any of the following:

                  (i) any acts or omissions or alleged acts or omissions by or on behalf of NRG or any NRG Subsidiary as participating employers under the Pension Plan;

                  (ii) any acts or omissions or alleged acts or omissions by or on behalf of NRG or any NRG Subsidiary under or with respect to any plan sponsored or maintained by NRG or NRG Subsidiary that was merged into the Pension Plan; or

                  (iii)    any breach by NRG of this Agreement.

         5.02 Xcel shall indemnify and hold NRG and its directors, officers, employees, affiliates, agents and other representatives harmless from any liability or expense (including reasonable attorneys' fees) resulting from any claims of any nature that relate to, arise out of, or result from any of the following:

                  (i) any acts or omissions or alleged acts or omissions by or on behalf of Xcel as sponsor of the Pension Plan except for any such acts or omissions resulting from acts or omissions described in Section 5.01(i), (ii) and (iii); or

                  (ii)     any breach by Xcel of this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.01 This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other party hereto. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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         6.02     It is acknowledged and agreed by each of the parties hereto that should any provisions of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction after the Effective Date, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         6.03 The rights and obligations arising under this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota.

         6.04 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above to be effective upon the Effective Date.

                                    XCEL ENERGY INC.

                                    By: /s/ RICHARD C. KELLY
                                    Name: Richard C. Kelly
                                    Title: President and Chief Operating Officer

                                    NRG ENERGY, INC.

                                    By: /s/ SCOTT J. DAVIDO
                                    Name: Scott J. Davido
                                    Title: Chairman, SVP and General Counsel

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